Exhibit 99.1

MEMORANDUM OF TERMS FOR
THE EXCHANGE OF A NEW SERIES B PREFERRED STOCK OF
INTERCEPT, INC.
FOR THE OUTSTANDING SERIES A PREFERRED STOCK OF
INTERCEPT, INC.

May 21, 2004

This term sheet (this “Term Sheet”) outlines the terms and conditions of a revised investment in InterCept, Inc. (“InterCept” or the “Company”) by Sprout Group (“Sprout”). This Memorandum of Terms is an expression of intention only and, except as expressly set forth below, is not to be construed as a binding agreement.

Type of Security:	Following the conclusion of the Company’s 2004 Annual Shareholders Meeting, 100,000 shares Series B Preferred Stock, stated value $100 per share (“Stated Value”), will be issued in exchange for all of the outstanding Series A Preferred Stock which will be cancelled. All accrued but undeclared dividends on the Series A Preferred Stock shall be cancelled.

Rights, Preferences, Privileges and Restrictions of Series B Preferred Stock	(1) Liquidation Preference. In the event of any Liquidation Event, Privileges and Restrictions of the holders of Series B Preferred Stock shall be entitled to receive, in Series B Preferred Stock preference to the holders of Common Stock, an amount equal to the Stated Value per share. “Liquidation Event” means (i) any liquidation, dissolution or winding up of the Company, (ii) the sale of all, or substantially all of the assets of the Company which is approved by a majority of the Company’s Board of Directors, or (iii) any merger, acquisition or change in control of the Company, in a transaction or series of transactions, which is approved by a majority of the Company’s Board of Directors.

(2)(A) Conversion at the Holders’ Option. The holders of Series B Preferred Stock shall have the right to convert the Series B Preferred Stock into shares of Common Stock, at the option of the holder and at a conversion price equal to $10.50 (as adjusted for any stock splits, stock dividends or recapitalizations) (the “Conversion Price”), at the earliest of (a) the Common Stock closing at a price per share of not less than one hundred and eighty percent (180%) of the Conversion Price per share for at least ten (10) consecutive trading days, (b) September 16, 2008, or (c) the occurrence of a Liquidation Event.

(2)(B) Conversion at the Company’s Option. The Company shall have the right, at its option in its sole discretion, to elect, upon written notice to the holders of the Series B Preferred Stock, to require such holders to convert all of the Series B Preferred Stock into shares of Common Stock at the Conversion Price set forth in paragraph (2)(A) above, at any time after the Common Stock’s closing at a price per share of not less than two hundred percent (200%) of the Conversion Price on at least fifteen (15) consecutive trading days.

(3) Voting Rights. The Series B Preferred Stock shall vote together with the common stock as a class, with each share of Series B Preferred Stock being entitled to such number of votes as it would be on a converted basis (assuming the Series B Preferred Stock was then presently convertible), and in addition, shall have the voting and consent privileges (i) as required by law and (ii) as set forth in Section 4 below.

(4) Protective Provisions. The consent of the holders of at least 51% of the outstanding shares of Series B Preferred Stock shall be required for certain actions including, without limitation, (i) any action that alters or changes or adversely affects the rights, preferences or privileges of the Series B Preferred Stock, (ii) authorizes or issues shares of any class or series of stock having any rights, preferences or privileges senior to or on parity with the Series B Preferred Stock, (iii) any action that authorizes or results in a merger, share exchange, other corporate reorganization, sale of control of the Company, or any other transaction in which all or substantially all of the assets of the Company are sold, transferred or otherwise disposed of, or a substantial portion of its assets are licensed unless such transaction (x) results in consideration per share of Series B Preferred Stock of at least one hundred and eighty per cent of the Conversion Price and (y) is approved by a majority of the Company’s directors, (iv) any action, not approved by a majority of the directors, that (a) amends or repeals any provision of the articles of incorporation or bylaws, (b) permits any subsidiary of the Company to sell or issue any of its capital stock or any right to acquire any of its capital stock to any party other than the Company, (c) changes the size of the Company’s board of directors, (d) increases the size of the pool of stock available for options to officers, directors, employees, consultants or others, (other than pursuant to option plans and the stock purchase plan currently in effect), (e) results in any investments in or loans to any other entity in an amount greater than $5 million in the aggregate; or (f) changes the nature of the Company’s business. The holders of the Series B Preferred Stock agree to vote their shares against any merger or other event described in (iii) above that is not approved by a majority of the directors of the Company.

(5) Anti-dilution Provisions. The Series B Preferred Stock shall have the same anti-dilution protection currently available to the Series A Preferred Stock.

Registration Rights Agreement:	Registration Rights Agreement with respect to the shares of Common Stock issued upon conversion of the Series A Preferred Stock shall apply to the Common Stock issued upon conversion of the Series B Preferred Stock.

Right of First Refusal on Equity Securities:	If the Company desires to sell equity securities of any class for cash in an issuance which does not involve a public offering, a dividend reinvestment plan, implementation of an employee benefit plan, business combination, a stock acquisition transaction or any transaction covered by Rule 145 or similar SEC rule, the Company will first offer to Sprout the right to purchase its pro rata share of such offered stock within a reasonable period of time; and if any of such offered stock is not so purchased, the Company may thereafter within a reasonable period of time sell such securities on the same terms and conditions to third parties. The pro rata share of Sprout shall be the ratio of its number of shares of Common Stock on an as converted basis to the total number of shares of Common Stock determined on a fully diluted basis.

Right of First Refusal on Series B Preferred:	If any holder of the Series B Preferred Stock shall propose to sell any shares of Series B Preferred Stock held by it, the Company shall be entitled to a prior right of first refusal to purchase such shares.

Board Representation:	At the request of the holders of a majority of the issued and outstanding Series B Preferred Stock, Robert Finzi shall be added to the Board of Directors of the Company; provided that the Board of Directors has the authority to add such designee to the Board. Additionally, if the holders of a majority of the issued and outstanding Series B Preferred Stock so request, the Board will include Mr. Finzi as one of management’s nominees for election to the Board of Directors at the next annual meeting of shareholders. If the Board establishes an Executive Committee, then so long as 50,000 shares of the Series B Preferred Stock are outstanding and a majority of the holders thereof so request, Mr. Finzi shall be a member of the Executive Committee. The Company shall pay all ordinary and necessary travel and other expenses which Mr. Finzi reasonably incurs in attending meetings and otherwise carrying out his duties as a director. In addition, the holders of a majority of the issued and outstanding Series B Preferred Stock may designate an observer to attend the meetings of the board of directors at any time, provided such observer will be excused from the meeting when privileged matters are discussed. The Company shall not bear the expenses of such observer.

Closing:	The closing of the transaction is expected to occur on or about June 30, 2004.

        It is understood that this Memorandum of Terms constitutes a statement of our present mutual intentions with respect to the proposed transactions and does not contain all matters upon which agreement must be reached in order for the transactions to be completed. Except as set forth in the following paragraph, as to which each party hereto intends to be legally bound, no legally binding agreements or obligations of any party are created by this Memorandum of Terms. A binding commitment with respect to the transactions contemplated hereby will result only from the execution and delivery of a definitive Exchange Agreement.

        The parties recognize that the Company will disclose this Memorandum of Terms. The form of such disclosure will be presented to the Sprout Group for comment prior to release.

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